Exhibit 10.1

May 30, 2017

Strictly Confidential

Marc D. Beer

Chairman of the Board of Directors

Minerva Neurosciences, Inc.

1601 Trapelo Road, Suite 284

Waltham, MA 02451

Dear Marc,

In connection with Johnson & Johnson’s (“J&J”) pending acquisition of Actelion Ltd (the “Pending Acquisition”), J&J and Minerva Neurosciences, Inc. (“Minerva”) have mutually agreed to the terms set forth in the binding term sheet attached hereto as Annex A and incorporated herein (the “Binding Term Sheet”) with respect to J&J’s ongoing relationship with Minerva.

This letter agreement and the Binding Term Sheet are intended to be a legally binding agreement between J&J and Minerva and set forth the material terms of the agreement between the parties with respect to the matters described therein. J&J and Minerva further agree to negotiate in good faith, and reach agreement on, definitive documentation to effect the agreement in the Binding Term Sheet as promptly as practicable following the date hereof. This letter agreement and the Binding Term Sheet may only be terminated in the event that J&J abandons the Pending Acquisition.

This letter agreement and the Binding Term Sheet shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed and delivered by each of the parties hereto. Delivery of an executed counterpart by facsimile or other electronic image scan shall be as effective as delivery of a manually executed counterpart.

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If you are in agreement with the foregoing and the terms set forth in the Binding Term Sheet incorporated herein, please sign and return to J&J the enclosed copy of this letter agreement, and upon execution by J&J and Minerva, it shall become a binding agreement between us.

Very truly yours,

JOHNSON & JOHNSON,

by
/s/ Joaquin Duato
Name: Joaquin Duato
Title: Worldwide Chairman, Pharmaceuticals

Accepted and agreed as of the date first above written:

MINERVA NEUROSCIENCES, INC.,

by
/s/ Mark Levine
Name: Mark Levine
Title: General Counsel

ANNEX A

Binding Term Sheet

This summary of terms (“Term Sheet”) sets forth the principal terms of the agreement between Johnson & Johnson (“J&J”) and Minerva Neurosciences, Inc. (“Minerva”) to address (and goes beyond addressing) concerns raised by the European Commission regarding J&J’s relationship with Minerva in connection with J&J’s pending acquisition of Actelion Ltd (the “Pending Acquisition”).

This Term Sheet is confidential and should be treated as such and should not be discussed with any other party, provided that J&J may provide a copy of this Term Sheet to the European Commission. Notwithstanding the foregoing, any disclosure which is required by stock exchange regulation or by applicable law as advised by the disclosing party’s counsel may be made without the prior consent of the other party, provided that the other party shall be given prompt notice of any such legally required written disclosure and the disclosing party, to the extent reasonably practicable, shall provide the other party an opportunity to comment on the proposed written disclosure prior to its disclosure or release.

The agreed upon terms are as follows:

•	J&J grants Minerva the final say on all decisions related to the development of JNJ-7922 for the insomnia indication on a global basis. If J&J and Minerva disagree on whether any action in respect of quality, regulatory and medical safety issues that J&J is taking in the development of JNJ-7922 for the depression indication (or Minerva is taking in relation to the insomnia indication) could have an adverse impact on the development of JNJ-7922 for the insomnia indication (or on the depression indication, in the case of J&J), the matter will be referred to an independent third party expert (or panel of experts)

•	J&J forgoes its right to 7% royalties on Minerva insomnia sales in Minerva territories

•	J&J waives the remaining payments due from Minerva for Phase II development under the second stage cap (approximately $13 million), which means J&J will fund 100% of the remaining Phase II development costs

•	Minerva assumes financial responsibility for Phase III insomnia development costs

•	Both parties will agree to forgo their right to opt out of further joint development of the program prior to Decision Point 4, except in the event of negative regulatory, clinical or safety signals

•	All Minerva stock owned by J&J is canceled without consideration to J&J

•	J&J agrees to make cash payments of up to $70 million, as follows:

•	$30 million upfront;

•	$20 million at the start of a Phase III insomnia trial; and

•	$20 million when 50% of the patients are enrolled in a Phase III insomnia trial

The transactions contemplated by any definitive documentation implementing the foregoing agreement (including the effectiveness of any amendments to the Co-Development and License Agreement, dated February 13, 2014, by and between Janssen Pharmaceutica, N.V. and Minerva) shall be conditioned on (1) the settlement of the Pending Acquisition and (2) the receipt by J&J of confirmation from the European Commission in writing that it either approves of or does not object to the terms of such definitive documentation.